EXHIBIT 12.1

                      The AES Corporation and Subsidiaries

        Statement Re: Calculation of Ratio of Earnings to Fixed Charges
                            (In millions, unaudited)

                                                                                                           Three Months  Six Months
                                                                                                              Ended        Ended
                                                            Year ended December 31,                          March 31,    June 30,
                                                  -----------------------------------------------------    ------------  ----------
                                                   1995        1996       1997        1998       1999          2000         2000
                                                  ------      -----      ------      ------     ------        ------       ------
Actual:
Computation of Earnings:

Income from continuing operations
  before income taxes                             $ 175       $ 207      $ 284       $ 546      $   420        $ 270        $ 292
Adjustment for undistributed equity earnings,
  net of distributions                               (5)        (34)       (78)       (107)          72          116          169
Depreciation of previously capitalized
  interest                                            4           4          4           6            6            2            4
Fixed charges                                       137         171        311         564          783          320          695
Less:
  Capitalized interest                              (10)        (27)       (67)        (79)        (104)         (36)         (83)
  Preference security dividend of
    consolidated subsidiary                           -           -          -           -           (1)          (1)          (3)
  Minority interest in pre-tax income of
    subsidiary that has not incurred fixed
    charges                                           -           -          -           -           (1)          (5)         (21)
                                                  -----       -----      -----       -----      -------        -----      -------
Earnings                                          $ 301       $ 321      $ 454       $ 930      $ 1,175        $ 666      $ 1,052
                                                  =====       =====      =====       =====      =======        =====      =======
Computation of Fixed Charges:
Interest expensed and amortization of
  issuance costs                                  $ 127       $ 144      $ 244       $ 485      $   640        $ 268        $ 579
Capitalized interest                                 10          27         67          79          104           36           83
Preference security dividend of consolidated
  subsidiary                                          -           -          -           -            1            1            3
Interest expense included in rental expense           -           -          -           -           38           15           30
                                                  -----       -----      -----       -----      -------        -----      -------
Fixed Charges                                     $ 137       $ 171      $ 311       $ 564      $   783        $ 320      $   695
                                                  =====       =====      =====       =====      =======        =====      =======

Ratio of earnings to fixed charges                2.20x       1.88x      1.46x       1.65x        1.50x        2.08x        1.51x
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